EXHIBIT 2

POWER OF ATTORNEY FOR THE TRUSTEE

(ENGLISH TRANSLATION OF SPANISH ORIGINAL)

México, D.F., April 22, 2008

Dear Sirs:

We hereby constitute and appoint Carlos Aguirre Gómez, Pedro Beltrán Nasr, Alvaro Fernando Fajardo de la Mora and Alfredo Azpeitia Mera, as attorneys-in-fact to act for Ixe Banco, S.A. Institución de Banca Múltiple, trustee of Trust F/632, to sign any Form or Schedule 13D or 13G, and any and all amendments thereto and any other document relating thereto, each a “Filing”, relating to:

(i) the beneficial ownership (direct or indirect) of any securities issued by Grupo Radio Centro, S.A.B. de C.V., forming part of the assets of trust F/632 of which Ixe Banco, S.A. Institución de Banca Múltiple, organized under the laws of the United Mexican States, is trustee.

(ii) the beneficial ownership (direct or indirect) of any securities of the Settlor and Beneficiary assigned to the assets of trust F/632, for which Ixe Banco, S.A. Institución de Banca Múltiple is trustee, that could be judged as being its property and for its benefit, over the securities issued by Grupo Radio Centro, S.A.B. de C.V.

As attorney-in-fact, you will have the right to file on behalf of this trustee of Trust F/632 any filings required pursuant to the United States Securities Exchange Act of 1934, as amended, with the United States Securities and Exchange Commission (SEC), hereby granting unto said attorneys-in-fact and agents, full power and authority to comply with such requirements as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do.

Grantor:

Ixe Banco, S.A. Institución de Banca Múltiple.

Trustee of Trust F/632

/s/ Idalia Morales Lever, Esq.

Idalia Morales Lever, Esq.

/s/ Jonatan Cario Trejo	/s/ Juan Pablo Baigts Lastiri
Witness	Witness